                                                                    EXHIBIT 11.1


                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENTS OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                             For the Three Months        For the Nine Months
                                              Ended September 30,         Ended September 30,
                                           ------------------------    ------------------------
                                             2001           2000         2001           2000
                                             ----           ----         ----           ----
Net Investment Loss                        $ (96,120)    $ (65,311)    $(206,940)    $(190,706)

Percentage Allocable to Limited Partners         100%          100%          104%          100%
                                           ---------     ---------     ---------     ---------

Net Investment Loss Allocable
   to Limited Partners                     $ (96,120)    $ (65,311)    $(215,079)    $(190,706)
                                           =========     =========     =========     =========

Weighted Average Number of Limited
   Partnership Units Outstanding             805,741       869,796       805,741       869,796
                                           =========     =========     =========     =========

Net Investment Loss Per Limited
   Partnership Unit                        $   (0.12)    $   (0.08)    $   (0.27)    $   (0.22)
                                           =========     =========     =========     =========
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